UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

Strategy Inc

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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UPLOAD OF EXCERPT OF RECORDED INTERVIEW:

On April 23, 2026, Apyx posted to their X feed (@apyx_fi) an interview with Phong Le, President and CEO of Strategy Inc (the “Company”), during which Mr. Le discussed, among other things, the Company’s 2026 Annual Meeting of Shareholders and certain of the proposals to be presented for shareholder consideration. A transcript of Mr. Le’s remarks regarding the foregoing during the interview is set forth below as Annex A.

Annex A

Yeah, I believe in long term the market is reasonably perfect and liquid. Meaning, over the long term, if you look a month, 12 months, three years, five years out, if there is demand for Stretch because it is a product that has characteristics that are quite unique — we talked about the risk return profile; we talked about the return; about the collateral that’s behind it; the over collateralization — that as long as stretch grows over time, right, then the ATM is net positive and we can keep the price, you know pretty close to a hundred. Now what happens in the short term — and you see this happen pretty much every month as we get towards that ex-dividend date, right the 15th of every single month — what are people doing, and reasonably so, right? They buy in on the 14th of the month; they sell it on the 15th; and they’re able to capture with one day’s holdings an entire month’s worth of 11.5% dividend annualized. And that’s okay. That’s the way a lot of preferreds work. Now there’s mechanisms against that, because if people get out on the ex-dividend date and then on the 15th or 16th the product price is down to $99.50, most people, you know, a lot of people on X called an IQ test if you believe the thing is going up to $100 and that our objective is to target it at $100, then you’re going to buy in $99.50 to get that pickup. And so those two mechanisms plus the return of capital piece on top of it, which means if you sell it you get taxed on that gain and if you hold it you get the tax deferred over time, should drive it to balance, right and people not trying to sort of to move in and out of the ex-dividend date. But I also understand economically why it might make sense, which is part of the reason we put the proposal out to change to two record dates and two payout dates from one a month. And that proposal we put out Friday. And so that’s part of the reason we did that, is to try to flatten out some of these movements of volatility. We’re not necessarily going to decommit to some of the guidance we gave, which says that if over the past one month that the VWAP is between $99 and $99.99, that will raise the rate. And if it’s below, you know, from $95 to $99, we’ll raise the rate 50 basis points versus 25 basis points. So we’re going to keep doing that.

Additional Information and Where You Can Find It

Strategy Inc (the “Company”) has already filed a preliminary proxy statement with the SEC. The Company also intends to file its definitive proxy statement and annual report to shareholders with the SEC. Securityholders are urged to read these documents, including the proxy statement, when they become available because they contain important information. You may obtain these documents free of charge on the SEC’s website at www.sec.gov.

Pursuant to SEC rules, the Company has elected to provide access to its proxy materials on the Internet instead of mailing printed copies of its proxy materials to all of its stockholders. Accordingly, the Company is sending a separate Notice of Internet Availability of Proxy Materials to its stockholders of record (i.e., holders of STRC Stock and common stock as of the record date).

The record date for the annual meeting is April 17, 2026. All stockholders of record will have the ability to access the proxy materials and the Company’s annual report on the website referred to in the Notice of Internet Availability of Proxy Materials or request to receive a printed copy of the proxy materials and Annual Report. Instructions on how to access the proxy materials and Annual Report on the Internet or request a printed copy may be found in the Notice of Internet Availability of Proxy Materials. Information regarding the participants in this solicitation and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement when it becomes available. To receive a printed copy of these materials, which the Company will provide to you free of charge, contact the Company’s Investor Relations Department by e-mail at ir@strategy.com or go to https://annualmeeting.strategy.com.

Participant Information

Strategy and its directors and executive officers are deemed to be “participants” (as defined in Section 14(a) of the Securities Exchange Act of 1934, as amended) in the solicitation of proxies from Strategy’s shareholders in connection with the matters to be considered at the 2026 Annual Meeting. Information about the compensation of our named executive officers and our non-employee directors is set forth in the section titled “Executive Officer Compensation” and “Director Compensation” in the preliminary proxy statement available here. Information regarding the participants’ holdings of Strategy’s securities can be found in the section titled “Security Ownership of Certain Beneficial Owners and Management” in the preliminary proxy statement available here.

Forward-Looking Statements

Statements in this communication about future expectations, plans, and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding potential future dividend rate changes and the proposed changes to the terms of the Company’s Variable Rate Series A Perpetual Stretch Preferred Stock and related potential impacts. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the factors discussed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the SEC on February 19, 2026 and the risks described in other filings that the Company may make with the SEC. Any forward-looking statements contained in this communication speak only as of the date hereof, and the Company specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.